CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our report dated January 12, 2000, relating to the financial statements and financial highlights which appear in the December 31, 1999 annual report to shareholders of FAM Value Fund and FAM Equity Income Fund, a series of Fenimore Asset Management Trust which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Custodian and Auditors" in such Registration Statement.






PricewaterhouseCoopers LLP

New York, NY
April 26, 2000